SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): January 31, 2005 (Jan. 27, 2005)

Cogent Communications Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-31227

(Commission File No.)

52-2337274

(IRS Employer Identification No.)

Delaware

(State or Other Jurisdiction of Incorporation)

1015 31st Street N.W.

Washington, DC 20007

(Address of Principal Executive Offices)

(202) 295-4200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

On January 27, 2005 the Company announced that its preferred stockholders have agreed in principal to convert all of the outstanding shares of the Company’s convertible preferred stock into common stock. Upon conversion of the preferred stock, the Company’s outstanding common shares will increase to approximately 650 million shares from the 17 million current outstanding common shares. The conversion of the preferred stock will eliminate the preferred stockholders’ right to receive a preferential distribution of approximately $292 million in any sale or liquidation of the Company.

In connection with the conversion, the holders of preferred stock plan to enter into an agreement to restrict the selling of the common stock held by such preferred stockholders for six months.  The lock-up agreement could be terminated early in the event of an underwritten public offering of the Company’s stock or upon the agreement of the Company and all of the stockholders party to the agreement.  Under the agreement, the stockholders would sell no more than 0.33% of Cogent’s outstanding common stock, i.e. approximately 2 million shares, in any one-month period for a total of 2% (approximately 13 million shares) over the six-month lock-up period..  The agreement in principal was announced in a press release, dated January 27, 2005, which is attached as an exhibit hereto and incorporated herein by reference.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(c)   Exhibits:

Exhibit Number	Description
99.1	Press Release, dated January 27, 2005, announcing conversion of all preferred shares into common shares.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                                    COGENT COMMUNICATIONS GROUP, INC.

Date: January 31, 2005	By:	/s/ David Schaeffer
David Schaeffer
Chief Executive Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release, dated January 27, 2005, announcing conversion of all preferred shares into common shares.